Exhibit 99

       Anadarko Announces Details of 2004 Capital Spending Plan

    HOUSTON--(BUSINESS WIRE)--Feb. 6, 2004--Anadarko Petroleum
Corporation--(NYSE:APC)

    --  Projected spending between $2.6 billion and $2.9 billion

    --  Focused on adding high-margin reserves

    The Board of Directors of Anadarko Petroleum Corporation (NYSE:APC) has approved capital spending for 2004 in the range of $2.6 billion to $2.9 billion. The company spent just under $2.8 billion in 2003.
    "Anadarko's 2004 capital program offers us flexibility to pursue a wide range of opportunities based on actual cash flow, and we have a deep portfolio of projects in the event projected cash flows remain strong," said Jim Hackett, Anadarko president and chief executive officer.
    Anadarko has allocated $2.3 billion to $2.6 billion for worldwide exploration and development. Approximately 80 percent will be designated for development and about 20 percent for exploration. The company expects to operate an average of about 70 drilling rigs in North America during 2004, compared with 57 during 2003.
    "We're directing capital to the areas that have shown the best performance and rate of return -- primarily the Lower 48 onshore where we've achieved excellent results," Hackett said. "Our objective is to add high-margin oil and gas reserves at better-than-average finding costs.
    "Anadarko made a number of significant discoveries in 2003, and a top priority this year will be to delineate and develop those discoveries. Similarly, we plan to carry out a focused exploration program in North America, North Africa and the Middle East," he added.
    Anadarko's overall plan includes about $300 million for capitalized interest and overhead.
    Based on its capital program, the company anticipates production volumes will be between 193 million and 199 million barrels of oil equivalent (BOE) in 2004. This is an increase of 1 to 4 percent over 2003 production of 192 million BOE.

    LOWER 48 ONSHORE

    Anadarko expects to spend about half of its exploration and development budget in the Lower 48 onshore to drill nearly 900 wells.
    In North Louisiana, the company will continue developing the Vernon field. About 80 wells are planned in this area in 2004, and natural gas production is expected to grow from about 190 million cubic feet per day (MMcf/d) (gross) at the end of 2003 to more than 300 MMcf/d (gross) by the end of 2004.
    In East Texas, roughly 120 development and five exploration wells are planned for 2004 in the Bossier natural gas play. Development of the Holly Branch, Dowdy Ranch and Bald Prairie areas will be the emphasis.
    In Central Texas, Anadarko plans to drill about 75 wells in the Giddings and Brookeland fields in 2004. The company expects to continue a successful program of re-entering existing shallow wells and recompleting them to the Austin Chalk, extending the Brookeland field and stimulating existing wells with water fracture treatments.
    Anadarko expects to increase spending in West Texas this year to drill nearly 80 natural gas wells. The program will aim to continue development of the Ozona field and further delineate the Haley tight gas play in the Delaware basin where the company has seen encouraging initial results.
    The company's program for the Western States is highlighted by enhanced oil recovery (EOR) projects at the Salt Creek field and Monell Unit in Wyoming, where production is predicted to increase substantially over the next several years. To stimulate production, the EOR projects are injecting carbon dioxide (CO2), which is being transported across the state through a newly completed 125-mile pipeline. Facilities work at Salt Creek and Monell will continue as multiple phases of the CO2 flood are expected to progressively come online in 2004 and beyond.
    In conventional development drilling in Wyoming, Anadarko plans to participate in about 125 natural gas wells throughout the greater Green River Basin. As many as 100 of these wells will be drilled in the Wamsutter field; roughly 35 percent will be Anadarko-operated. Up to nine deep wells are planned in the Table Rock and Higgins fields where Anadarko completed an expansion of its gas sweetening plant in 2003. Additionally, the company is drilling an exploration well in the Hanna Basin in Wyoming. The well -- which targets a potentially extensive deep-basin, tight-sands gas play -- is expected to reach target depth this summer.
    The company anticipates drilling as many as 130 coalbed methane wells in the County Line, East Rock Springs and Atlantic Rim areas of Wyoming this year. The company currently has three full-scale fields producing coalbed methane and four additional pilot projects underway.
    Overall, onshore Lower 48 production is expected to increase about 1 to 2 percent over the 2003 volumes of 109 million BOE -- offsetting the 2004 depletion of the Kent Bayou field in south Louisiana that contributed about 5 million BOE of production last year.

    CANADA

    Anadarko expects to drill about 175 development and 40 exploration wells in Canada during 2004, with a spending plan that ranges from $375 million to nearly $425 million. The company expects to operate an average of about 10 drilling rigs for the year.
    Exploration focus areas will include the Fort Liard area of the southern Northwest Territories, the Adsett area of northeastern British Columbia, the British Columbia and Alberta foothills, and the Peace River Arch of northern Alberta. Additionally, the company anticipates drilling a significant exploration test in the Mackenzie Delta in 2004.
    Development drilling and additional plant expansion for the Wild River area is planned for 2004. Over the last year, Anadarko has achieved 100 percent drilling success and significantly increased production in the Wild River area, ending the year at 88 MMcf/d of gas.
    Production from Canada is expected to increase 3 to 5 percent over 2003's volumes of more than 30 million BOE. Growth is expected primarily from development projects in the Wild River deep-basin area and Northeast British Columbia.

    ALGERIA

    Anadarko's capital program for Algeria is expected to remain roughly flat compared to 2003, with spending of less than $70 million and an increased emphasis on exploration in 2004. As many as nine exploration and delineation wells are planned, including the first wells on Block 403c/e and 406b acreage, as well as appraisal drilling on Block 404.
    The Ourhoud field became fully operational during the first half of 2003 with facility capacity reaching 230,000 barrels per day (bpd) of oil. Anadarko plans to drill or participate in a total of about 25 development wells to further develop the Ourhoud and Block 404 fields in 2004.
    Algerian net production is expected to increase more than 5 percent compared to 2003's 19 million BOE.

    GULF OF MEXICO

    Anadarko plans to spend about $600 million for projects in the Gulf of Mexico.
    Under the development program, as many as six deepwater wells are planned in the K2 and K2-North areas where first production is expected in 2005. Additionally, the company plans to begin installing sub-sea tie backs from these fields to the newly installed Marco Polo platform, which is expected to come online in mid-2004.
    In the subsalt, the company expects to complete platform construction for the Tarantula discovery, which is expected to come online by early 2005 and eventually reach a peak net production of about 40 MMcf/d of gas and 8,000 bpd of oil.
    In addition, nearly 20 conventional development wells are planned on the Outer Continental Shelf.
    Anadarko plans to drill an estimated seven exploration wells in the Gulf of Mexico this year, of which five are located in deepwater acreage -- including the Eastern Gulf. The company is in discussions with partners to put in place an Eastern Gulf development plan that, if sanctioned, would enable Anadarko to begin booking reserves in 2004 for its recent discoveries.
    The company's Gulf of Mexico development and infrastructure projects are expected to add reserves and provide for substantial production growth in 2005.

    ALASKA

    In Alaska, Anadarko expects to participate in a three- to four-well program at Moose's Tooth in the NPR-A, west of the Alpine field. Additionally, Anadarko will participate in the acquisition of 3-D seismic data to further evaluate Alpine satellite opportunities.
    A facility expansion at the Alpine field, where Anadarko holds a 22-percent working interest, is scheduled to be completed around the end of the year. The infrastructure project is expected to increase gross production capacity by 5,000 bpd to 110,000 bpd of oil. In addition, 12 wells are planned as part of the ongoing Alpine field development.
    Net annual production from Alpine is expected to remain about the same as last year -- approximately 6 million BOE.

    OTHER INTERNATIONAL

    In other international activity, Anadarko plans to spend about $100 million -- primarily for ongoing development projects in Venezuela and exploration drilling in Qatar and Tunisia.
    In Venezuela, Anadarko plans to participate in about 15 development wells and more than 50 workovers in its 45-percent-interest Oritupano-Leona field.
    Production from these areas is expected to increase modestly over the 8 million BOE produced in 2003.

    ANADARKO WEBCAST SCHEDULED FOR FEB. 23

    On Feb. 23, Anadarko will host a live webcast with investors and analysts to discuss 2004 activity and other areas of interest. More details will be posted at www.anadarko.com prior to Feb. 23. A replay of the presentation will also be made available on the company Web site.
    Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies, with proved reserves of 2.5 billion barrels of oil equivalent at year-end 2003. Anadarko's operational focus extends from the Gulf of Mexico and prolific Texas, Louisiana and Mid-Continent basins, up through the western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.
    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's
(SEC) definitions. Additionally, Anadarko may disclose estimated reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2002 Annual Report on Form 10-K.


    CONTACT: Anadarko Petroleum Corporation, Houston
             Media Contacts:
             Teresa Wong, 832-636-1203
             teresa_wong@anadarko.com
             or
             Lee Warren, 832-636-3321
             lee_warren@anadarko.com
             or
             Margaret Cooper, 832-636-8355
             margaret_cooper@anadarko.com
             or
             Investor Contacts:
             David Larson, 832-636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832-636-3326
             stewart_lawrence@anadarko.com